Exhibit 99

Tuesday 19 January 2010

For immediate release

The Carphone Warehouse Group PLC

Interim Management Statement

The Carphone Warehouse announces its third quarter trading update.

Increased Financial Guidance

•                  Headline EPS for March 2010 now expected to be at the top end of the existing 14.0p to 15.0p range (FY09: 12.6p)

•                  The Group’s share of Best Buy Europe’s net income to March 2010 now expected to be £40m to £45m (previous guidance top end of £30m to £40m range)

•                  TalkTalk Group’s broadband customer base at March 2010 now expected to be at the top end of existing 4.1 to 4.2 million range

•                  All other existing financial guidance remains unchanged

TalkTalk Group

•                  Total revenues up 29% to £446m (FY09: £347m)

•                  Further strong growth with 36,000 net new broadband customers (including Tiscali) taking the total base to 4.15 million broadband customers

•                  Tiscali integration well on track to deliver expected cost synergies

Best Buy Europe

•                  Q3 like-for-like revenue up 5.5% (up 3.7% on a constant currency basis)

•                  Q3 UK like-for-like revenue up 6.3% (FY09: 8.3%)

•                  Best Buy Europe connections up 1.4% to 3.75m

•                  Best Buy Mobile US connections up 26.7% to 1.67m with revenue up 33%

Virgin Mobile France

•                  Revenue (excluding Tele2) up 44% to €63m

•                  Virgin Mobile France customer base 1.69m following Tele2 acquisition (FY09:1.09m)

Demerger

•                  Demerger to be completed by the end of March 2010

Charles Dunstone, Chief Executive Officer said:

“This has been another strong quarter, with good performances from TalkTalk Group, Best Buy Europe and Virgin Mobile France. We are consequently again increasing our guidance for the full year.

TalkTalk Group’s brand profile, value for money proposition, and customer service have continued to generate real momentum in the market, attracting 36,000 net new broadband customers during the quarter and taking the base to 4.15m. We are now confident that our base at the end of the current financial year will be towards the top of our existing 4.1m to 4.2m guidance range. The Tiscali integration remains well on track to create a highly efficient platform for providing our customers with excellent value and service.

Best Buy Europe, in which we have a 50% share, has seen a very good quarter. Connections were up 1.4% despite tough annual comparatives, and the division has also delivered impressive like-for-like sales growth of 5.5%. As a result of this and a strong performance from Best Buy Mobile in the US we are today increasing forecasts for Best Buy Europe. We now expect our share of Best Buy Europe’s net income for March 2010 to be £40m to £45m with group Headline EPS at the top of the existing 14.0p to 15.0p range.”

TalkTalk Group

TalkTalk Group revenue of £446m (2009: £347m) was 29% higher than the same period last year, reflecting the impact of the Tiscali acquisition in July 2009 as well as the underlying performance of the TalkTalk broadband business. Business revenue in the quarter grew to £81m (2009: £72m).

TalkTalk Group ended the quarter with a total of 4.15m broadband customers, and now expects the total broadband base at the end of March 2010 to be towards the top of the 4.1m to 4.2m range previously guided. Group net broadband customer additions in the quarter were 36,000, driven partly by the successful marketing campaign around the X-factor. TalkTalk branded customer growth more than offset the reduction in the Tiscali customer base, which was in line with expectations.  Broadband ARPU was £23.8, slightly ahead of the same quarter last year (2009: £23.1).

The non-broadband customer base was 1.10m (2009:1.22m), and non-broadband ARPU remained broadly flat at £20.1 (2009: £20.2). Non-broadband customer numbers and revenue continued to reduce in line with expectations.

The integration of the Tiscali business remains well on track, with the customer proposition now re-branded to TalkTalk.

Best Buy Europe

Best Buy Europe traded well over the third quarter as demonstrated by like-for-like revenue up 5.5% on an actual currency basis, up 3.7% on a constant currency basis. Connections were up 1.4% despite tough comparatives from last year. With continued stability in gross margins and with the effect of the cost reduction programme earlier in the year, net operating margins are showing an improvement over the previous year. The UK performed particularly well with continued market share gains in the high-end smartphone category contributing to UK like-for-like sales growth of 6.3% against a tough comparative.

Our “Wireless World” stores continue to perform well and we are targeting over 100 by March 2011, achieved through a mixture of new stores and refits. The success of this format will be a key growth driver as we accelerate the UK roll out and introduce this retail format and other operational changes across Europe in the next financial year.

Best Buy Europe remains on course to unveil its first “Big Box” stores in Spring 2010.

Reflecting the transition from a service provision model in Germany to a more UK style ‘retail plus’ model, total revenue in the quarter declined by 1% year-on-year to £996m. Within this figure German service provision revenues were down £45m year-on-year.

Best Buy Mobile, the mobile phone retailing operations in North America in which Best Buy Europe has a profit sharing arrangement, made further strong progress during the period with year-on-year connections growth of 26.7% and revenue growth of 33%. Best Buy Mobile now operates from all of Best Buy’s 1,068 stores and from 71 stand alone stores, up from 52 at September 2009.

Virgin Mobile France

Virgin Mobile France, in which we have a 47.5% stake, now has 1.69m MVNO customers following the acquisition of Tele2 in December. The synergies from this combination will strengthen the cash flow and profit contribution from Virgin Mobile France from January 2010 onwards.

Demerger

The demerger is on track for completion at the end of March 2010 with the relevant documentation being sent to shareholders at the end of January 2010. In anticipation of the demerger, the Board is proposing to pay a special dividend in March 2010 of 3.2p per share, in substitution of the full year final dividend that would otherwise have been paid to The Carphone Warehouse Group PLC shareholders in July 2010. The ex-dividend date, record date and payment date are Wednesday 3 March, Friday 5 March and Monday 22 March respectively.

Outlook

Whilst we are cautious about the economic environment in the year ahead, Best Buy Europe is well positioned operationally for further growth in the UK, Europe and the US. We also look forward to the launch of the first “Big Box” stores.

We also remain confident in TalkTalk Group’s ability to execute well, to integrate Tiscali, to grow its broadband customer base and to continue to generate significant and growing operating free cash flow.

Conference call

There will be a conference call for investors and analysts at 9.00 am this morning.   The dial-in number is +44 203 037 9107, with an alternative Freephone number — 1 866 966 5335 - for US callers.  The call will also be broadcast on our website, www.cpwplc.com.  A replay will be available for seven days, for which the dial-in number is +44 20 8196 1998, or 1 866 583 1035 for US callers, and the code is 897311#.

Next trading update

The next trading update will be in April once the businesses have demerged, details to follow in due course.

For Further Information

For analyst and institutional enquiries

CPW Group PLC
Roger Taylor	+44 7715 170090
Christian Maher	+44 7900 243308

TalkTalk Group
David Boyd	+44 7764 905135
Carla Bloom	+44 7891 094542

Best Buy Europe
Kate Ferry	+44 7748 933206

For media enquiries
Mark Schmid	+44 7920 484787
Shane Conway	+44 7932 199659

Anthony Carlisle	+44 7973 611888
Citigate Dewe Rogerson	+44 207 638 9571

TalkTalk Group

Revenue

	3 months to 31 December 2009			9 months to 31 December 2009
£m	2010	2009	% change	2010	2009	% change
TalkTalk Group
Broadband and non-broadband	365	275	33%	996	824	21%
Business	81	72	13%	239	220	9%
Total	446	347	29%	1,235	1,044	18%

TalkTalk Group customer bases

	As at 31 December 2009
(000s)	2010	2009*	% change
Total broadband base **	4,155	2,732	52%
Total broadband net additions	36	36	(0)%
Total unbundled base	3,009	2,118	42%

Broadband ARPU (£)	23.8	23.1	3%

Total non-broadband base	1,097	1,221	(10)%
Non-broadband ARPU (£)	20.1	20.2	(0.5)%

* 2009 figures exclude Tiscali numbers

** TalkTalk Group’s broadband base excludes the Tiscali wholesale base

Best Buy Europe (100% basis)

Revenue

	13 weeks to 2 January 2010			39 weeks to 2 January 2010
£m	2010	2009	% change	2010	2009	% change
Best Buy Europe	996	1,010	(1)%	2,670	2,627	2%

Like for like revenue

	13 weeks to 2 January 2010
£m	Actual currency rate	Constant currency rate

Revenue	5.5%	3.7%

Connections

	13 weeks to 2 January 2010			39 weeks to 2 January 2010
000s	2010	2009	% change	2010	2009	% change
Best Buy Europe	3,751	3,701	1.4%	9,635	9,445	2.0%
Best Buy Mobile US	1,674	1,321	26.7%	4,075	3,158	29.0%

Store numbers

	At 2 January 2010
	2010	2009	% change
Best Buy Europe
Own stores	2,231	2,247	(0.7)%
Franchises	222	218	1.8%
Total stores	2,453	2,465	(0.5)%

Best Buy Mobile US
SWAS	1,068	1,010	5.7%
SAS	71	41	73.2%
Total stores	1,139	1,051	8.4%

Virgin Mobile France (100% basis)

Revenue*

	3 months to 31 December 2009			9 months to 31 December 2009
€m	2010	2009	% change	2010	2009	% change
Virgin Mobile France (excl. Tele2)	63	43	44%	163	124	31%
Virgin Mobile France (incl. Tele2 for the quarter pro forma)	88

*Revenue excludes contributions towards subscriber acquisition costs from network operators and customers to simplify presentation

Customer base

	As at 31 December 2009
(000s)	2010	2009*	% change
Total base	1,685	1,086	55%

*2009 excluded Tele2 customer base